ASSET PURCHASE AGREEMENT

                               DATED MAY 15, 1998

                                  BY AND AMONG

                    OUTSOURCE INTERNATIONAL OF AMERICA, INC.

                                    AS BUYER,

                            RESOURCE DIMENSIONS, INC.

                                    AS SELLER

                                       AND

                                  EARL M. PICK


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                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT is made and entered into as of the 15th day of May, 1998 ("Agreement"), by and among OutSource International of America, Inc., a Florida corporation or its designee ("Buyer"), Resource Dimensions, Inc., an Illinois corporation ("Seller") and Earl M. Pick ("Pick").

                                    RECITALS:

         WHEREAS, Seller operates temporary industrial and clerical help businesses in the State of Illinois with two (2) offices in the locations set forth on SCHEDULE 1 hereto (the "Business").

         WHEREAS, Pick is a principal shareholder of Seller; and

         WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, on the terms and conditions set forth herein, certain of the assets of Seller, as hereinafter described, which together constitute the assets that are used in connection with, necessary for, or beneficial to, the operation of the Business.

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

1.       SALE OF ASSETS; ASSUMPTION OF LIABILITIES.

         1.1 SALE OF ASSETS OF SELLER. Subject to the terms and conditions hereof, Seller will sell, convey, assign, transfer and deliver to Buyer at the Closing (as hereafter defined), and Buyer will purchase and accept at the Closing, all assets, properties, privileges, rights, interests, business and goodwill owned by Seller or in which Seller has an interest (except the Excluded Assets, as hereinafter defined), and used or held for use in connection with the operation of the Business, of every kind and description, real, personal and mixed, tangible and intangible and wherever located (such assets, properties, privileges, rights, interests, business and goodwill being transferred hereunder are hereinafter referred to collectively as the "Assets"). Without limiting the generality of the foregoing, the Assets shall include all of Seller's right, title and interest in and to the following (except to the extent any of the following constitute Excluded Assets):

         (a) All supplies, equipment, vehicles, machinery, furniture, fixtures, leasehold improvements and other tangible property owned by Seller or used by Seller in connection with the Business, including, without limitation, the tangible assets listed on SCHEDULE 1.1 hereto;

         (b) All of Seller's right, title and interest under all agreements or contracts to which it is a party or by which it or the Assets are bound or which otherwise relate to the Business, including, without limitation, the documents listed on SCHEDULE 3.7 hereto;

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         (c) All of Seller's right, title and interest in and to the
Intellectual Property (as hereafter defined) owned by Seller or used in the Business;

         (d) All proprietary knowledge, trade secrets, technical information, quality control data, processes (whether secret or not), methods, and other similar know-how or rights used in the Business;

         (e) All rights of Seller in and to its trade names and trademarks used in the Business, and variants thereof and all goodwill associated therewith;

         (f) The Business as a going concern, its Permits (as hereinafter defined) which are subject to assignment or transfer under applicable law, and the Business' licenses, telephone numbers, customer lists, vendor lists, advertising material and data, restrictive covenants, lists of temporary employees, choses in action, rights of recovery, rights of recoupment, together with all books, computer software, files, papers, records and other data of Seller relating to its respective assets, properties, business and operations;

         (g) All of Seller's utility, security and other deposits and prepaid expenses; and

         (h) All other property and rights of every kind or nature owned by Seller or used in the Business, including but not limited to the employment applications of temporary staff (the "Applications").

         1.2 ASSETS RETAINED BY SELLER. There shall be excluded from the Assets and retained by Seller all of the following as set forth in SCHEDULE 1.2 (collectively, the "Excluded Assets"):

         (a) All of Seller's cash, cash equivalents, accounts receivable, and prepaids in excess of $2,000.00 individually, each as existing on the Closing Date;

         (b) The corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of Seller as a corporation;

         (c) Any of the rights of Seller under this Agreement (or under any agreement between Seller on the one hand and Buyer on the other hand entered into on or after the date of this Agreement);

         (d) The personal effects of Pick described in Schedule 1.2; and

         (e) Any indebtedness due Seller from any shareholder of Seller.

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         1.3 ASSUMPTION OF LIABILITIES. At the Closing, Buyer shall assume, and shall agree to satisfy and discharge as the same become due only those liabilities and obligations of Seller specifically listed on SCHEDULE 1.3 hereto (the "Assumed Obligations") and, subject to Section 1.4 of this Agreement, the Assumed Leases (as hereafter defined). Buyer shall not assume, agree to perform or discharge, indemnify the Seller against, otherwise be responsible at any time for any liability, obligation, debt or commitment of Seller, whether absolute or contingent, accrued or unaccrued, asserted or unasserted, or otherwise, that is not expressly listed on SCHEDULE 1.3 hereto. Without limiting the generality of the foregoing sentence, Buyer shall not assume or be responsible for any of the following: any amounts due to any of Seller's creditors listed on SCHEDULE 1.3 hereto in excess of the amounts expressly listed thereon; any matured obligations under leases, licenses, contracts or agreements in excess of the amounts expressly listed on SCHEDULE 1.3 hereto; any liabilities, obligations, debts or commitments of Seller incident to, arising out of, or incurred with respect to, this Agreement and the transactions contemplated hereby; any and all sales, use, franchise, income, gross receipts, excise, payroll, personal property (tangible or intangible), real property, ad-valorem, value added, leasing, leasing use, or other taxes, levies, imposts, duties, charges or withholdings of any nature arising out of the transactions contemplated hereby. Seller further agrees to satisfy and discharge as the same shall become due all of its obligations and liabilities not specifically assumed by Buyer hereunder. Buyer's assumption of the Assumed Obligations shall in no way expand the rights and remedies of third parties against Buyer as compared to the rights and remedies which such parties would have had against Seller or Pick had this Agreement not been consummated.

         Effective as of the Closing Date, all of Seller's employees shall be terminated by Seller. On or shortly after the Closing Date, Buyer shall make offers of employment, on the same terms and conditions as existing immediately prior to Closing, to all of Seller's employees, except that Buyer may choose not to make an offer of employment to any of Seller's employees with respect to which Buyer is in possession of information that would justify the refusal to hire an employee in the exercise of Buye s reasonable discretion. With respect to any employee of Seller that accepts an offer of employment from Buyer, Buyer agrees to indemnify Seller and hold Seller harmless from any severance or similar type liability arising from any subsequent termination of that employee's employment by Buyer; however, Buyer shall have no such liability with respect to any employee of Seller who refuses an offer of employment with Buyer or with respect to any employee of Seller for whom Buyer, in the exercise of its reasonable discretion as set forth above, chooses not to make an offer of employment.

         1.4 LEASES. Notwithstanding any other provision of this Agreement, Buyer's assumption of any liabilities or obligations of Seller with respect to any lease or leasehold interest (the "Assumed Leases") shall be subject to the terms of the Lease Assignment and Assumption Agreements to be delivered pursuant to Sections 2.2(i) and 2.3(e) of the Agreement. SCHEDULE 1.4 hereto contains a complete list of all Assumed Leases. Seller shall use reasonable efforts to cause the landlords of each of the properties listed on SCHEDULE 1.4 to execute the Estoppel Certificate and Consent to Assignment of Lease attached hereto as EXHIBIT A.

         1.5 PAYMENT FOR ASSETS. Buyer shall purchase the Assets for a maximum aggregate purchase price (the "Purchase Price") of Three Million Seven Hundred Thousand and 00/100 Dollars

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($3,700,000.00), payable in accordance with Section 1.6 hereto, subject to post-closing adjustment in accordance with Section 1.7 hereto.

         1.6 PAYMENT OF PURCHASE PRICE. At Closing, Buyer shall pay the Purchase Price as follows:

         (a) Cash at Closing in the amount of One Million Seven Hundred Fifty Thousand and 00/100 Dollars ($1,750,000.00) via bank wire transfer;

         (b) The issuance and delivery at Closing of a Junior Subordinated Note in the principal amount of One Million Seven Hundred Fifty Thousand and 00/100 Dollars ($1,750,000.00), bearing simple interest at the rate of Six Percent (6%) per annum on the unpaid principal balance from time to time outstanding, substantially in the form attached hereto as EXHIBIT J. The principal and interest shall be paid in three (3) equal installments of principal, together with interest thereon, due on January 1, 1999, July 1, 1999, and January 1, 2000.

         (c) The balance of the Purchase Price shall be paid as an "Earnout Payment" in an amount not to exceed Two Hundred Thousand Dollars ($200,000.00) on or before September 1, 1999, if (i) the operations of the Business by Buyer during the full twelve (12) month period commencing on the first day of the month immediately following the month in which the Closing occurs (the "Twelve Month Period"), result in a "Minimum Gross Profit" of no less than Two Million Three Hundred Thousand Dollars ($2,300,000.00) and (ii) Seller enters into a binding and enforceable agreement with Paul Hermes and Larry Gillespie requiring that such persons will be paid by Seller the sum of Thirty Three Thousand Dollars ($33,000.00) each at the Closing, plus approximately Four Percent (4%) each of the post-Closing value of the net retained assets of the Seller within Sixty (60) days of the Closing, and, if the Minimum Gross Profit is achieved within the Twelve Month Period, Paul Hermes and Larry Gillespie will be paid by Seller the sum of Twenty One Thousand Four Hundred Dollars ($21,400.00) each on July 1, 1999 and January 1, 2000. Such persons shall be employees of Buyer and their activities, duties and responsibilities shall be determined solely by Buyer. Failure by Seller to make any of such payments shall relieve Buyer of any responsibility to make payments of the Earnout Payment, unless Seller's failure to make any of such payments results from Buyer's default of its obligations under the Junior Subordinated Note described in Section 1.6(b). If the conditions set forth in (i) and (ii) above are satisfied (including payment by Seller of the amounts set forth in (ii) to be paid to Paul Hermes and Larry Gillespie at Closing, 60 days post-Closing, and July 1, 1999), the Earnout Payment will be paid as follows: Fifty Thousand Dollars ($50,000.00) to Paul Hermes; Fifty Thousand Dollars ($50,000.00) to Larry Gillespie; and One Hundred Thousand Dollars ($100,000.00) to Pick.

         If the actual Gross Profit from Buyer's operation of the Business in the Twelve Month Period is less than the Minimum Gross Profit stated above, the Earnout Payment will be reduced by One Dollar ($1.00) for each Dollar that the actual Gross Profit is less than the Minimum Gross Profit. Such reduction shall be distributed pro rata between the shares of the Earnout Payment accruing to Paul Hermes, Larry Gillespie, and Pick, such that each One Dollar ($1.00) reduction in the Earnout

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Payment shall reduce Paul Hermes's and Larry Gillespie's shares of the Earnout
Payment by Twenty-Five Cents ($0.25) each, and shall reduce Pick's share of the Earnout Payment by Fifty Cents ($0.50).

         In the event that either Paul Hermes or Larry Gillespie, or both, is
(are) not employed for the full Twelve Month Period, the share(s) of the Earnout Payment, if any, accruing to such individual(s) not remaining employed for the full Twelve Month Period shall revert to and be payable to Pick.

         For purposes of this paragraph, Gross Profit shall mean (i) "Revenue" less (ii) "Cost of Sales", as such terms are defined on Exhibit "C-1" attached hereto.

         1.7 POST-CLOSING ADJUSTMENTS TO PURCHASE PRICE. The Purchase Price and other payments due under this Agreement shall be subject to the following post-closing adjustments:

          (a) SET-OFF. The Junior Subordinated Note and the Earnout Payment shall be subject to set-off for any damage resulting from Pick's or Seller's breach of this Agreement, including a breach of any warranty or representation, provided that the amount of any such set-off shall not exceed the principal sum of One Million and 00/100 Dollars ($1,000,000.00). As set forth in the Junior Subordinated Note, any setoff of principal shall also include a setoff of any interest accruing from the original date of the Junior Subordinated Note on the setoff amount.

         (b) RETAINED ASSETS. At least ten (10) business days prior to Closing, Seller shall make a full accounting to Buyer in regard to any personal property which Seller retains with Buyer's consent and which Buyer, in its sole discretion, determines is not necessary for the operation of the Business ("Retained Assets"). The Retained Assets shall be limited to those listed on
SCHEDULE 1.2. Any adjustments to the Purchase Price shall be mutually agreed to by the parties and shall be made at the closing.

         1.8 ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among the Assets as set forth on EXHIBIT C hereto (the "Allocation"). The Allocation shall be made in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code") and applicable Treasury regulations. Buyer and Seller shall: (i) be bound by the Allocation for purposes of determining any Taxes (as hereafter defined); (ii) prepare and file tax returns on a basis consistent with the Allocation; and (iii) take no position inconsistent with the Allocation in any proceeding before any taxing authority or otherwise. In the event that the Allocation is disputed by any taxing authority, the party receiving notice of the dispute shall promptly notify the other parties hereto of the receipt of such notice. Seller and Buyer each shall timely after the Closing file form 8594 with the Internal Revenue Service detailing this allocation. In the event that Buyer determines that any adjustments to such allocation are necessary, and Seller consents to such adjustments, Seller shall make such modifications as are necessary in Seller's form 8594 or any tax report or return filed or to be filed by Seller in order to conform to Buyer's allocation as adjusted.

         1.9 ENCUMBRANCES. The Assets shall be sold and conveyed to Buyer free and clear of all mortgages, security interests, charges, encumbrances, liens, assessments, covenants, claims, title

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defects, pledges, encroachments and burdens of every kind or nature whatsoever, except for the matters set forth in SCHEDULE 1.9 hereto (the "Permitted Liens").

         1.10 PRORATION. Seller shall pay at Closing all applicable transfer, sales, use, bulk sales and other taxes, and all documentary, filing, recording and vehicle registration fees payable as a result of the transfer of the Assets, except for any taxes or charges which are the obligation of Buyer under applicable law. All ad valorem and property taxes, and any similar assessment based upon or measured by Seller's ownership interest in the Assets, shall be prorated between Seller and Buyer as of the Closing Date based upon such taxes assessed against the Assets for the tax period in question, or if there is insufficient information for such tax period, based upon taxes assessed for the immediately preceding tax period. All such taxes shall be prorated on the basis of a 365-day year. Seller shall be charged for all such taxes and assessments based upon or measured by Seller's ownership prior to the Closing Date and Buyer shall be charged for all such taxes and assessments based upon or measured by Buyer's ownership on or after the Closing Date. All such prorations and payments shall be made within 30 days of the Closing.

2.       CLOSING DATE.

         2.1 TIME AND PLACE OF CLOSING. The closing of the sale and purchase of the Assets (the "Closing") will take place at the offices of Laser, Pokorny, Schwartz, Friedman and Economos, P.C., 205 N. Michigan Avenue, Suite 3800, Chicago, Illinois, 60801, at am[pm] Daylight Time, on May 15, 1998, or at such other time and place as the parties may establish (the date of the Closing being hereinafter referred to as the "Closing Date"). The transactions contemplated hereby shall be deemed to be effective as of 12:01 a.m., Eastern Daylight Time, on May 15, 1998.

         2.2 DELIVERIES BY SELLER. At or prior to the Closing, Seller shall execute and deliver or cause to be executed and delivered to Buyer the following:

         (a) A Bill of Sale, in substantially the form attached as EXHIBIT D hereto;

         (b) An Assignment and Assumption Agreement, in substantially the form attached as EXHIBIT E hereto;

         (c) Noncompetition Agreements in substantially the form attached as EXHIBIT F hereto executed by Seller and Pick, pursuant to which they shall agree not to compete with Buyer for a five year period from the effective date of this Agreement (up to and including May 15, 2003) or, if later, for a five year period from the date of termination of any employment or consulting on behalf of Buyer.

         (d) Noncompetition Agreements in substantially the form attached as EXHIBIT F-1 hereto executed by Paul Hermes and Larry Gillespie, pursuant to which each such person shall agree not to compete with Buyer for a one year period from the effective date of this agreement (up to and including May 15, 1999), or if later, for a one year period from the date of termination of any employment or consulting on behalf of Buyer.

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         (e) An Assignment of Applications, in substantially the form attached as EXHIBIT G hereto;

         (f) An Assignment of Trademarks substantially in the form attached hereto as EXHIBIT H;

         (g) A Certificate executed as of the Closing Date by a duly authorized officer of Seller certifying: (i) the resolutions of the Board of Directors and Shareholders of Seller approving the transactions contemplated hereby, and (ii) as to the accuracy of Seller's representations and warranties and as to the performance and compliance of all of the terms, provisions and conditions to be performed or complied with by Seller at or before Closing;

         (h) The documents required pursuant to Sections 6 of this Agreement;
and

         (i) Such other instruments of sale, transfer, conveyance and assignment as Buyer and its counsel may reasonably request.

         2.3 DELIVERIES BY BUYER. At or prior to Closing, Buyer shall execute and deliver or cause to be executed and delivered to Seller the following:

         (a) The Assignment and Assumption Agreement, in substantially the form attached as EXHIBIT E hereto;

         (b) A Certificate executed as of the Closing Date by a duly authorized officer of Buyer certifying: (i) the resolutions of the Board of Directors of Buyer approving the transactions contemplated hereby, and (ii) as to the accuracy of Buyer's representations and warranties and as to the performance and compliance of all of the terms, provisions and conditions to be performed or complied with by Buyer at or before Closing;

         (c) Junior Subordinated Note in substantially the form attached as EXHIBIT J hereto;

         (d) An Opinion of Buyer's Counsel in substantially the form attached as EXHIBIT K hereto;

         (d) Such other instruments of assumption as Seller and its counsel may reasonably request.

3. REPRESENTATIONS AND WARRANTIES OF SELLER AND PICK. Seller and Pick, jointly and severally, as a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, make the following representations and warranties to Buyer. Any action for a breach of these representations and warranties must be commenced within six (6) years of the effective date of this Agreement. This six (6) year limitation for commencing an action shall not apply to an action for indemnification resulting from a claim asserted by a third party against Buyer.

         3.1 TITLE TO ASSETS. Except as described in SCHEDULE 1.9 hereto, Seller has good, marketable and unencumbered title to the Assets (or, with respect to any real or personal property leases included in the Assets, a valid leasehold interest therein), free and clear of all mortgages,

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security interests, liens, claims, encumbrances, title defects, pledges, charges, assessments, covenants, encroachments and burdens of any kind or nature whatsoever, and have full right and authority to transfer and deliver all the Assets. Except as described in SCHEDULE 1.9 hereto, upon consummation of the transactions contemplated hereby, Seller will have transferred to Buyer good and unencumbered title to the Assets (or with respect to any real or personal property leases included in the Assets, a valid leasehold interest therein), free and clear of all mortgages, security interests, liens, claims, encumbrances, title defects, pledges, charges, assessments, covenants, encroachments and burdens of any kind or nature whatsoever. The Assets constitute all of the assets that are used in connection with, necessary for, or beneficial to the operation of the Business, except for the Excluded Assets.

         3.2 CORPORATE STATUS OF SELLER. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. Seller is qualified to do business and in good standing in each jurisdiction where the operation of its business requires that it be so qualified. Seller has all requisite corporate power and authority to own, operate and lease its properties and assets, to conduct its business as it is now being conducted, to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. An accurate and complete copy of the Articles of Incorporation and Bylaws of Seller, as presently in effect, are included as an attachment to SCHEDULE 3.2 hereto.

         3.3 AUTHORITY CONCERNING THIS AGREEMENT. The execution, delivery and performance by Seller of this Agreement and of each agreement, document or instrument executed and delivered or to be executed and delivered in connection with the transactions contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by all necessary corporate action of Seller. This Agreement is (and, when executed and delivered, each agreement, document or instrument to be executed and delivered in connection with the transactions contemplated hereby will be) valid and binding upon Seller and Pick, and enforceable against Seller and Pick in accordance with their respective terms except to the extent that enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency or moratorium laws, or other laws affecting the enforcement of creditors' rights or by the principles governing the availability of equitable remedies.

         All of the Shareholders of Seller other than Pick have entered into a "Stock Purchase Proposal and Disclosure Statement" by which each such Shareholder consented, after full and fair disclosure, to the purchase of Seller by Buyer on substantially the terms set forth in this Asset Purchase Agreement, and by which each Shareholder sold all of his or her shares and interest in Seller to Pick. An accurate and complete copy of the Stock Purchase Proposal and Disclosure Statement, executed by all Shareholders of Seller, is included as an attachment to SCHEDULE 3.3 hereto.

         3.4 CONDITION OF REAL AND PERSONAL PROPERTY; LEASES. Seller does not own any real property. All real property leased by Seller and used in the operation of the Business is listed and described in SCHEDULE 3.4 hereto. To the best of Seller's and Pick's knowledge and belief, all buildings and improvements located thereon are in good condition and repair, subject only to normal wear and tear. Seller has delivered to Buyer accurate and complete copies of all leases relating to real

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and personal property leased by Seller and used in the operation of the Business and, except as described in SCHEDULE 3.4, all such leases are in full force and effect, no event of default has been declared thereunder and, to the Seller's knowledge, no basis for any default exists. To the best of Seller's and Pick's knowledge and belief, no such lease of real or personal property is subject to termination or modification as a result of the transactions contemplated hereby, unless and except as explicitly set forth on SCHEDULE 3.4. All material items of tangible personal property and assets owned or leased by Seller and used in the operation of the Business are described in SCHEDULE 1.1 hereto. All machinery and equipment listed in SCHEDULE 1.1 conforms to all applicable ordinances, regulations, and other laws. To the best of Seller's and Pick's knowledge and belief, except as described in SCHEDULE 1.1, all items listed on SCHEDULE 1.1 are in good operating condition and repair, subject only to normal wear and tear, and are adequate to conduct the Business as it is now being conducted.

         3.5 FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES. Attached hereto as part of SCHEDULE 3.5 are the Seller's unaudited compiled financial statements for the years ended December 31, 1994, 1995, 1996 and 1997 (the "Financial Statements"). The Financial Statements: (a) present fairly the financial position and results of operations of the Seller for the dates or periods indicated thereon; (b) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the period indicated; and (c) accurately reflect the transactions, assets and liabilities of Seller as of the dates and for the periods presented. Except as set forth in the Financial Statements or on SCHEDULE 3.5 hereto, Seller has no debts, liabilities or obligations, whether direct or indirect, accrued, absolute, contingent, matured, known, unknown or otherwise, and whether or not of a nature required to be reflected or reserved against in a balance sheet in accordance with generally accepted accounting principles, except for obligations incurred in the ordinary course of business after December 31, 1997. Neither Seller nor Pick are aware of any basis for the assertion of any claims or liabilities of any nature which are not fully reflected or reserved against in the Financial Statements or otherwise disclosed in SCHEDULE 3.5 hereto.

         3.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since April 3, 1998, Seller has conducted the Business only in the normal and ordinary course in substantially the same manner as heretofore conducted and has used all reasonable efforts consistent with normal business practices to preserve and promote the Business and to avoid any act that might have a material adverse effect upon the value of the Business as a going concern or upon the Assets. No event has occurred to prevent the Business from operating in a normal and usual manner and in substantially the same manner as heretofore operated. Except as expressly set forth in SCHEDULE 3.6 hereto, since April 3, 1998:

         (a) there has not been any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting the Business or the Assets;

         (b) there has not been any increase (other than normal merit or cost-of-living increases in the ordinary course of business and consistent with past practices) or material change: (i) in compensation or bonuses payable to or to become payable by Seller to its officers, employees or agents; (ii) in any insurance, pension or other benefit plan, payment or arrangement made to, for or

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with any of such officers, employees or agents; or (iii) other material change in the employment terms of any officer, employee or agent of Seller;

         (c) there has not been any sale, transfer or other disposition of any tangible or intangible asset, or real or personal property or interest therein, or any mortgage, lien or encumbrance placed thereon except in the ordinary course of business and consistent with past practice;

         (d) there have not been any capital expenditures, capital additions, capital improvements or charitable contributions made, or committed to be made, involving, individually or in the aggregate, Two Thousand Five Hundred Dollars ($2,500.00) or more;

         (e) there has not been any failure to maintain any of Seller's books, accounts and records in the usual, regular and ordinary manner and in accordance with good business practices and consistent with past practice;

         (f) there has not been any action taken or omitted to be taken by Seller which could cause (with or without the giving of notice or the passage of time, or both) the breach, default, acceleration, amendment, termination or waiver of or under any Material Agreement (as hereinafter defined) or the imposition of any lien, encumbrance, mortgage or other claim or charge against the Assets;

         (g) there has not been any liability, obligation or commitment incurred by Seller involving, individually or in the aggregate, more than Two Thousand Five Hundred Dollars ($2,500.00);

         (h) there are no pending claims for worker's compensation submitted by any employee of Seller with respect to services performed on behalf of Seller, or facts or state of facts existing which could give rise to claims for workers' compensation by any employee of Seller with respect to services performed on behalf of Seller which exceed individually or in the aggregate Two Thousand Five Hundred and 00/100 ($2,500.00).

         (i) Seller has not entered into, nor has Seller or the Assets become subject to, any contracts, agreements, commitments, indentures, mortgages, notes, bonds, license, real or personal property leases or other obligations of the type required to be disclosed in SCHEDULE 3.7 hereto that are not otherwise disclosed herein;

         (j) Seller has not made any capital investment in, any loan to, or any acquisition of the securities or assets of any person or entity;

         (k) there has been no change made or authorized in the charter or bylaws of Seller;

         (l) Seller has not issued, sold or otherwise disposed of any of its capital stock or granted any options, warrants or other rights to purchase or obtain any of its capital stock;

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         (m) Seller has not declared, set aside or paid any dividend nor made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its capital stock;

         (n) Seller has not made any loan to, or entered into any other transaction with, any of its directors, officers or employees;

         (o) there has not been any other event or condition of any character which, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on the Assets, the Business, or on the financial condition or operations of Seller; and

         (p) there has not been any commitment to do any of the foregoing.

         3.7 CONTRACTS AND COMMITMENTS. SCHEDULE 3.7 hereto includes a true, correct and complete list of all material contracts, agreements, commitments, indentures, mortgages, notes, bonds, licenses, real and personal property leases and other obligations to which Seller is a party, by which Seller or its assets or properties are bound or may be affected or which otherwise relate to the Business (the "Material Agreements"). Without limiting the generality of the foregoing, the term Material Agreement includes: (a) any lease or license with respect to any Assets, whether Seller is tenant, landlord, licensor or licensee thereunder; (b) any agreement, contract, indenture or other instrument relating to the borrowing of money or the guarantee of any obligation or the deferred payment of the purchase price of any Assets; (c) any agreement concerning a partnership or joint venture; (d) any agreements between Seller on the one hand and any of its shareholders, officers, directors or employees on the other; (e) any agreement relating to confidentiality or noncompetition; (f) any preferential purchase right, right of first refusal or similar agreement; (g) any agreement entered into outside of the ordinary course of business; or (h) any other agreement (or group of related agreements) which could involve expenditures (in cash or in kind) by Seller in excess of $2,500.00 per year. True and complete copies of all of the Material Agreements are included as part of SCHEDULE 3.7 hereto. Each of the Material Agreements listed in SCHEDULE 3.7 are valid, binding and enforceable in accordance with their respective terms and are in full force and effect and were entered into in the ordinary course of business on an "arms length" basis. No part of Seller's rights or benefits under any Material Agreement has been assigned, transferred, or in any way encumbered. Seller is not in breach of nor has Seller defaulted under any of the Material Agreements and no occurrence or circumstance exists which constitutes (with or without the giving of notice or the passage of time or both) a breach or default by Seller under any Material Agreement. To Seller's and Pick's knowledge, the other parties to the Material Agreements are not in default thereunder and no occurrence or circumstance exists which constitutes or would constitute (with or without the giving of notice or the passage of time or both) a breach or default by the other party thereunder. Except as set forth on SCHEDULE 3.7 hereto, neither Seller nor any of the Assets are bound by or subject to any contract, agreement, commitment, indenture, mortgage, note, bond, license, real or personal property lease or other obligation which on the Closing Date cannot be terminated upon thirty (30) days' written notice by Seller or Buyer without penalty or other obligation being incurred upon such termination.

         3.8 ASSISTANCE. Pick shall assist OutSource with the transition of ownership for a period of two (2) months following the Closing Date on an as needed basis.

         3.9 INTELLECTUAL PROPERTY. Seller owns or is licensed to use all patents, trademarks, copyrights, trade names, service marks and other trade designations, including common law rights, registrations, applications for registration, technology, know-how or processes (the "Intellectual Property") necessary to conduct the Business, free and clear of and without conflict with the rights of others. Each item of Intellectual Property owned or used by Seller immediately prior to the Closing shall be owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Closing. Seller has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of third parties, and Seller has not received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation. To the knowledge of Seller and Pick, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of Seller. SCHEDULE 3.9 hereto contains a true and correct description of the following:

         (a) All Intellectual Property currently owned, in whole or in part, by Seller, and all licenses, royalties, assignments and other similar agreements relating to the foregoing to which Seller is a party; and

         (b) All agreements relating to Intellectual Property that Seller is licensed or authorized to use from others or which Seller licenses or authorizes others to use.

         3.10 TAXES. All federal, state, local and foreign tax returns (including information returns) and reports of Seller required by any applicable law, rule, regulation or procedure of any federal, state, local or foreign agency, authority or body to be filed have been duly filed by such Seller. Seller has either: (i) paid all federal, state, county, local, foreign and other taxes (hereinafter "Taxes" or individually a "Tax") required to be paid by it through the Closing Date and all deficiencies or other additions to Tax, including interest or penalties owed in connection with any such Taxes; or (ii) included adequate provision for all such Taxes and deficiencies or other additions to Tax applicable to Seller in the Seller's Financial Statements. All Taxes and other assessments and levies required to be collected or withheld by Seller with respect to the operation of its business from customers with respect to sales of products or from employees for income taxes, social security taxes and unemployment insurance taxes have been collected or withheld, and either paid to the respective governmental agencies, or set aside in an account owned by Seller and established for that purpose.

         Seller is not a party to any pending action or proceeding regarding assessment or collection of Taxes by any governmental authority. No action or proceeding regarding assessment or collection of Taxes is threatened against Seller. There are no facts or state of facts existing that (with or without the giving of notice or the passage of time or both) could form the basis for any such action or proceeding. Seller has not executed or filed any agreement with the Internal Revenue Service or any other taxing authority extending the period for the assessment or collection of any Taxes.

         3.11 LITIGATION. There is no suit, proceeding, action, claim or investigation, at law or in equity, pending or threatened against or affecting in any way the assets, properties or property interests of Seller. There are no facts or state of facts existing that (with or without the giving or notice or the passage of time or both) could form the basis for any such suit, proceeding, action, claim or investigation. Neither Seller nor any of its assets, property or property interests is subject to any judgement, order, writ, injunction or decree of any court or any federal, state, municipal, foreign or other governmental authority, department, commission, board, bureau, agency or other instrumentality.

         3.12 EMPLOYEE BENEFIT PLANS; ERISA.

         (a) SCHEDULE 3.12 contains a true and complete list of each pension, retirement, profit sharing, deferred compensation, stock option, stock purchase, bonus, medical, welfare, disability, severance or termination pay, insurance or incentive plan, and each other employee benefit plan, program, agreement or arrangement, whether funded or unfunded, sponsored, maintained or contributed to or required to be contributed to by Seller or by any trade or business, whether or not incorporated, that together with Seller would be deemed a "single employer" within the meaning of Section 4001 of ERISA (a "Company ERISA Affiliate"), for the benefit of any employee or terminated employee of Seller or any Seller ERISA Affiliate (the "Plans"). SCHEDULE 3.12 identifies each Plan that is an "employee benefit plan," within the meaning of Section 3(3) of ERISA (the "ERISA Plans").

         (b) Seller does not participate currently and has never participated in and is not required currently and has never been required to contribute to or otherwise participate in any "multi-employer plan," as defined in Sections 3(37)(A) and 4001(a)(3) of ERISA and Section 414(f) of the Code.

         (c) True and complete copies of each of the Plans and related trusts have been furnished to Buyer. With respect to each of the Plans, Seller has delivered to Buyer the most recent financial statement and the most recent actuarial report prepared with respect to any of such Plans that is funded, the most recent Internal Revenue Service ("Service") determination letter, the most recent Summary Plan Description and the most recent Annual Report together with a statement setting forth any such documents which cannot be furnished; and any such documents furnished and the nature of the documents which cannot be furnished shall be reasonably satisfactory to Buyer.

         (d) With respect to each Plan intended to be "qualified" within the meaning of Section 401(a) of the Code, a determination letter from the Service has been received to the effect that the Plan is qualified under Section 401 of the Code and any trust maintained pursuant thereto is exempt from federal income taxation under Section 501 of the Code, and nothing has occurred or will occur through the Closing Date (including without limitation the transactions contemplated by this Agreement) which would cause the loss of such qualification or exemption or the imposition of any penalty or tax liability.

         (e) All contributions required by each Plan or by law with respect to all periods through the Closing Date shall have been made by such date (or provided for by Seller by adequate reserves on its financial statements) and no excise or other taxes have been incurred or are due and owing with respect to the Plan because of any failure to comply with the minimum funding standards of ERISA and the Code.

         (f) No "accumulated funding deficiency", as defined in Section 302 of ERISA, has been incurred with respect to any Plan, whether or not waived. No "reportable event" of the type set forth in Section 4043 of ERISA has occurred and is continuing with respect to any Plan. There are no violations of ERISA or the Code with respect to the filing of applicable reports, documents, and notices regarding any Plan with the Secretary of Labor, Secretary of the Treasury, or the Pension Benefit Guaranty Corporation (the "PBGC") or furnishing such documents to participants or beneficiaries, as the case may be. No Plan is under audit by the Service or the Department of Labor. No claim, lawsuit, arbitration, or other action has been threatened, asserted, or instituted against any Plan, any trustee or fiduciaries thereof, Seller, or any of the assets of any trust maintained under any Plan. Seller has not incurred nor reasonably expects to incur, any liability to the PBGC.

         (g) All amendments required to bring any Plan into conformity with any of the applicable provisions of ERISA and the Code have been duly adopted. Any bonding required with respect to any ERISA Plan in accordance with applicable provisions of ERISA has been obtained and is in full force and effect.

         (h) Each Plan has been operated and administered in accordance with its terms and the terms and the provisions of ERISA and the Code (including rules and regulations thereunder) applicable thereto and in practice is tax qualified under Sections 401(a) and 501 of the Code. Each Plan intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified and the trusts maintained under such Plan are exempt from taxation under section 501(a) of the Code.

         (i) No "prohibited transaction," as such term is defined in Section 4975 of the Code and Section 406 of ERISA, has occurred with respect to any Plan (and the transactions contemplated by this Agreement will not constitute or directly or indirectly result in such a "prohibited transaction") which could subject Seller, Buyer, or any officer, director or employee of any of the foregoing, or any trustee, administrator or other fiduciary, to a tax or penalty on prohibited transactions imposed by either Section 502 of ERISA or Section 4975 of the Code.

         (j) The present value, determined on a termination basis, of all accrued benefits, vested and unvested, under each Plan, determined using the actuarial valuation assumptions and methods (including interest rates) contained in the most recent actuarial report for such Plan, does not exceed the assets thereof allocable to such benefits.

         (k) No welfare benefit plan (within the meaning of Section 3(1) of ERISA) provides for continuing benefits or coverage for any participant or beneficiary of a participant after such participant's termination of employment, except as may be required by COBRA at the expense of the participant or the beneficiary of the participant.

         (l) Seller does not currently maintain or contribute to any severance pay plan. No individual shall accrue or receive any additional benefits, service, or accelerated rights to payment of benefits under any Plan as a result of the actions contemplated by this Agreement.

         (m) Seller has complied with all of the requirements of COBRA.

         3.13 CONSENTS AND APPROVALS; NO VIOLATION. Neither the execution nor delivery by Seller of this Agreement, or any agreement, document or instrument executed and delivered or to be executed and delivered in connection with the transactions contemplated hereby, nor the consummation by Seller of the transactions contemplated hereby or thereby, nor compliance by Seller with any of the provisions hereof or thereof, will: (a) conflict with or result in a breach of any provision of Seller's Articles of Incorporation or Bylaws; (b) result in the breach of, or conflict with, any of the terms and conditions of, or constitute a default (with or without the giving of notice or the passage of time or both) with respect to, or result in the cancellation or termination of, or the acceleration of the performance of any obligations or of any indebtedness under, any Material Agreement; (c) result in the creation of a lien, security interest, charge or encumbrance upon any of the Assets; or (d) violate any law or any rule or regulation of any administrative agency or governmental body, or any order, writ, injunction or decree of any court, administrative agency or governmental body to which the Seller or its properties or assets may be subject. No approval, authorization, consent or other action of, or filing with, or notice to any court, administrative agency or other governmental authority or any other person or entity is required for the execution and delivery by Pick or the Seller of this Agreement or any agreement, document or instrument executed and delivered or to be executed and delivered in connection with the transactions contemplated hereby or thereby, or the consummation of the transactions contemplated hereby or thereby.

         3.14 LICENSES, PERMITS AND AUTHORIZATIONS. Seller has all permits, licenses, certificates of occupancy, approvals or other authorizations from and registrations with federal, state, municipal and foreign governmental agencies and private associations necessary to operate its business (collectively the "Permits") and all such Permits are in full force and effect and no suspension or cancellation of any such Permit is threatened. A list of the Permits is included in SCHEDULE 3.14 hereto.

         3.15 INSURANCE. SCHEDULE 3.15 hereto contains a complete list of all insurance policies maintained by Seller with respect to the Business or the Assets. Such insurance: (i) is in full force and effect; (ii) will remain in full force and effect up to the Closing Date; and (iii) is sufficient for compliance with all requirements of law and any agreements to which Seller is a party or by which the Assets are bound.

         3.16 GUARANTEES. Except as set forth in SCHEDULE 3.16 attached hereto, neither the Business nor any of the Assets is nor will be at the Closing, directly or indirectly: (i) liable, by guarantee or otherwise, upon or with respect to, (ii) obligated, by discount or repurchase agreement or in any other way, to provide funds in respect of; or (iii) obligated to guarantee or assume, any debt, dividend or other obligation of, any person, corporation, association, partnership or other entity including, without limitation, Seller or any of its affiliates.

         3.17 CORPORATE AND PERSONNEL DATA; LABOR RELATIONS. Seller is in compliance with all federal, state, local and foreign laws, rules and regulations affecting employment and employment practices of Seller, including those relating to terms and conditions of employment and wages. There are no complaints pending, or to Seller's or Pick's knowledge threatened, against Seller in connection with any employment related matters. SCHEDULE 3.17 hereto contains a list of the names, office locations, compensation, and years of credited service for vacation and pension plan purposes of all full- and part-time employees of Seller as of March 5, 1998 and a description of all employee "perks" or other benefit practices. No strike or labor dispute involving Seller has occurred or is threatened. None of Seller's employees are covered by any union or collective bargaining agreement. No key employee of Seller has indicated to Seller that he or she is considering terminating his or her employment except as noted on SCHEDULE 3.17. SCHEDULE 3.17 includes a monthly report which accurately reflects Seller's entire current monthly payroll obligations to its employees. SCHEDULE 3.17 also includes a list of the names and compensation levels of any consultants, independent contractors or temporary employees regularly utilized by Seller in core functions of the Business (excluding employees supplied to clients for revenue generation purposes).

         3.18 COMPLIANCE WITH LAWS/ENVIRONMENTAL MATTERS.

         (a) Seller has at all times conducted its business and the Assets have been held in compliance with all applicable laws, regulations, ordinances, orders and other requirements of governmental authorities having jurisdiction over Seller. Seller has not received any formal or informal notice, advice, claim or complaint alleging that Seller has violated or may have violated any law, regulation, ordinance or order and no such notice, advice, claim or complaint of any type is threatened. Seller has at all times complied and presently complies with all applicable federal, state, local and foreign laws, rules and regulations respecting occupational safety and health standards and Seller has not received complaints from any employee or any federal, state, local or foreign agency alleging any violation of any federal, state, local or foreign laws respecting occupational safety and health standards.

         (b) Without limiting the generality of the foregoing, (i) to the best of Seller's and Pick's knowledge and belief, all real property owned or leased by Seller and all buildings, fixtures, equipment and other improvements located thereon and the present use thereof comply in all respects with applicable fire codes, building codes, health codes, ordinances and regulations; (ii) the business operations of Seller (including without limitation its leased and owned real property) are in compliance with all applicable statutes, regulations, ordinances, decrees or orders of governmental authorities relating to the environment (collectively the "Environmental Laws") including without limitation those relating to Hazardous Materials (as hereinafter defined); (iii) no Hazardous Material has been spilled, released, deposited or discharged on any of Seller's owned or leased real property, no such real property has been used as a landfill or waste disposal site, and such real property is free from pollution;
(iv) no notice, information, request, citation, summons or order has been received by Seller and no complaint has been filed and no penalty has been assessed or threatened by any governmental authority with respect to (a) any alleged violation by Seller of any Environmental Law, (b) any alleged failure by Seller to have any environmental permit required in connection with the operation of their business, or (c) any generation, treatment, storage, recycling, transportation of disposal of any Hazardous Material; and (v) there have not previously been and are not presently any claims of any nature pursuant to any Environmental Law on any properties owned or leased by Seller. As used in this Agreement, the term Hazardous Material means any hazardous or toxic substance, material or waste or pollutants, contaminants or asbestos containing material which is regulated by any authority in any jurisdiction in which Seller does business.

         3.19 WORKER'S COMPENSATION CLAIMS. SCHEDULE 3.19 contains a true, correct and complete list of all claims or pending claims for worker's compensation submitted or expected to be submitted by any employee of Seller from January 1, 1995 to the Closing with respect to services performed on behalf of Seller (the "Worker's Compensation Claims"). Each claim listed shall include the total reserve amount established for such claim by the Seller's worker's compensation carrier (the "Carrier"). Except as set forth on SCHEDULE 3.19, there are no facts or state of facts existing which could give rise to Worker's Compensation Claims by any employee of Seller with respect to services performed on behalf of Seller.

         3.20 CUSTOMER LIST. Attached hereto as Schedule 3.20 is a true, correct and current list of all customers, clients and businesses which are now, or have within the last year, received temporary or permanent staffing from the Seller, including the address, telephone number, fax number, principal contact person and account number for each such customer, client or business.

         3.21 NO FURTHER INTERESTS. Other than the Business and Assets as defined herein, neither Seller nor Pick has, nor will acquire prior to the Closing, any interest, direct or indirect, in any temporary industrial or clerical help company located within, operating within, or providing services within the State of Illinois.

         3.22. NO COMPETING INTERESTS OF MINORITY SHAREHOLDERS OF SELLER. The Shareholders of Seller other than Pick listed on the Stock Purchase Proposal and Disclosure Statement attached as part of SCHEDULE 3.3 are passive investors in Seller and are not actively employed in Seller's business. To Seller's and Pick's knowledge, such shareholders are neither investors in, nor employed in, any other temporary industrial or clerical help business competitive with Seller or with OutSource's Labor World or Tandem businesses, and do not intend to invest in or be employed in such businesses subsequent to the execution of this Asset Purchase Agreement.

         3.23 ACCURACY OF INFORMATION FURNISHED. No statement contained in this Agreement or any Exhibit or Schedule attached hereto, and no statement contained in any certificate or other instrument or document furnished by or on behalf of Seller pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact that is necessary to make the statements contained herein or therein not misleading.

4. REPRESENTATIONS AND WARRANTIES OF BUYER. As a material inducement for Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer makes the following representations and warranties to Seller. Any action for a breach of these representations and warranties must be commenced within six (6) years of the effective date of this Agreement. This six (6) year limitation shall not apply to any action for indemnification arising from the assertion of a claim against Seller by a third party.

         4.1 ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Buyer has all requisite corporate power and authority to own and operate its properties, to carry on its business as now being conducted and to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

         4.2 AUTHORITY CONCERNING THIS AGREEMENT. The execution, delivery and performance by Buyer of this Agreement and of each agreement, document or instrument executed and delivered or to be executed and delivered in connection with the transactions contemplated hereby, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary corporate action of Buyer. This Agreement is (and, when executed and delivered, each agreement, document or instrument to be executed and delivered in connection with the transactions contemplated hereby will be) valid and binding upon Buyer, and enforceable against Buyer in accordance with their respective terms except to the extent that enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency or moratorium laws, or other laws affecting the enforcement of creditors' rights or the principles governing the availability of equity remedies.

         4.3 NO PROHIBITION. No Agreement or Contract has been entered by Buyer which would prohibit Buyer from entering or performing this Agreement.

         4.4 PERMISSION. No permission of any person, individual, group, committee, body or entity outside the Board of Directors of the Buyer is or will be required in order for Buyer to lawfully enter or perform this Agreement or any Agreement referenced herein, however this transaction was previously approved by BankBoston, Triumph Capital Group and Bachow and Associates.

         4.5 SENIOR INDEBTEDNESS. As of the Closing Date, the Buyer is in good standing as to its obligations in regards to the Senior Indebtedness, as defined in EXHIBIT J the Junior Subordinated Note A, is not in default as to the Senior Indebtedness, and has no knowledge of any existing facts which would render it to be in default as to the Senior Indebtedness.

5.       INDEMNIFICATION.

         5.1 INDEMNIFICATION OBLIGATION OF SELLER AND PICK. Seller and Pick, jointly and severally, hereby agree to defend, indemnify and hold harmless Buyer from, against and in respect of any loss, cost, damage or expense, including but not limited to, legal and accounting fees and expenses (and sales taxes thereon, if any) asserted against, imposed upon or paid, incurred or suffered by Buyer ("Loss[es]"):

         (a) as a result of, arising from or in connection with any breach of any representation, warranty, covenant or agreement of Seller or Pick in this Agreement or in any agreement, document or instrument executed and delivered in connection with the transactions contemplated hereby; or

         (b) any misrepresentation or inaccuracy in, or omission from any certificate, schedule, exhibit, statement, document or instrument furnished by Seller or Pick to Buyer in connection with the transactions contemplated by this Agreement;

         (c) any action by the present or former shareholders of Seller listed on the Stock Purchase Proposal and Disclosure Statement attached as part of
SCHEDULE 3.3 hereto, which, if performed by Seller or Pick, would constitute a breach of Seller's and Pick's non-competition or non-solicitation obligations under the Noncompetition Agreements attached as Exhibit F hereto; except that no such obligation shall apply with respect to any such shareholder who has entered into a noncompetition agreement with OutSource substantially in the form attached as Exhibit F-2 hereto.

         5.2 INDEMNIFICATION OBLIGATION OF BUYER. Buyer hereby agrees to defend, indemnify and hold harmless Seller and Pick from, against and in respect of any Loss or Losses as a result of, arising from or in connection with any breach of any representation, warranty, covenant or agreement of Buyer in this Agreement or in any agreement, document or instrument executed and delivered in connection with the transactions contemplated hereby.

         5.3 INDEMNITY PROCEDURE.

         (a) A party hereto agreeing to be responsible for or to indemnify against any matter pursuant to this Agreement is referred to herein as the "Indemnifying Party" and the other party claiming indemnity is referred to as the "Indemnified Party." The Indemnified Party under this Agreement shall give prompt written notice to the Indemnifying Party of any liability which might give rise to a claim of indemnity under this Agreement; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are actually prejudiced. As to any claim, action, suit or proceeding by a third party, the Indemnifying Party shall be entitled to assume defense thereof (at its expense) provided that counsel for the Indemnifying Party who shall conduct the defense of such claim shall be approved by the Indemnified Party. The Indemnified Party shall provide such cooperation and such access to its books, records and properties as the Indemnifying Party shall reasonably request with respect to such matter; and the parties hereto agree to cooperate with each other in order to ensure the proper and adequate defense thereof. If, in the Indemnified Party's reasonable judgment, a conflict of interest between the Indemnified Party and the Indemnifying Party exists in respect of a claim, or, if the Indemnifying Party, after written notice from the Indemnified Party, fails to take timely action to defend a claim, the Indemnified Party may assume defense of such claim or action with counsel of its choosing at the Indemnifying Party's cost.

         (b) An Indemnifying Party shall not make any settlement of any claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement: (i) involving injunctive or other equitable relief against the Indemnified Party or its assets, employees or business; or (ii) which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such claim or litigation.

         5.4 PAYMENT. The Indemnifying Party shall pay to the Indemnified Party any amounts owed to the Indemnified Party pursuant to this Section 5 within twenty (20) days after written request from the Indemnified Party to the Indemnifying Party to make such payment accompanied by appropriate substantiating documentation. In determining the amount owed hereunder, the parties shall make appropriate adjustments for tax benefits and insurance proceeds. Upon the payment in full of any claim, the Indemnifying Party shall be subrogated to the rights of the Indemnified Party against any person, firm or entity with respect to the subject matter of the claim or litigation.

         5.5. LIMITATIONS ON INDEMNITY OBLIGATIONS. No party shall have any obligation to indemnify any other party pursuant to this Section 5 until and unless the aggregate total of all Losses (as defined above) suffered by the Indemnified Party exceeds Ten Thousand Dollars ($10,000.00), at which point the Indemnifying Party shall be responsible as set forth in this Section 5 for the portion of the aggregate Losses of the Indemnified Party exceeding Ten Thousand Dollars ($10,000.00).

         Prior to seeking indemnification as set forth in this Section 5, a party must first exercise all rights of set-off available to that party as set forth in this Asset Purchase Agreement.

         6. CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE. Buyer's obligation to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to Closing, of each of the following conditions precedent (any or all of which may be waived in writing, in whole or in part, by Buyer):

         6.1 PERFORMANCE OF OBLIGATIONS. Seller and Pick shall have performed all of the obligations and complied with all of the covenants required to be performed or to be complied with by them under this Agreement on or prior to the Closing Date.

         6.2 APPROVALS. Seller shall have delivered to Buyer any and all approvals, consents or assignments necessary for the consummation of the transactions contemplated hereby, including, without limitation, any consents required: (i) by any governmental or administrative body; and (ii) under any Material Agreement.

         6.3 ACCESS. Buyer shall have had full and complete access during normal business hours to the properties, assets, books, agreements, files and records of Seller for the purpose of verifying the information set forth herein. Buyer's due diligence investigation shall not relieve Seller or Pick from any liability in connection with their representations and warranties set forth in this Agreement.

         6.4 FINANCIAL STATEMENTS. Buyer shall have received a copy of the Financial Statements and the Seller's most recent unaudited financial statements (the "Interim Statements"). Each of the

Financial Statements and the Interim Statements shall be accompanied by a certificate of an officer of Seller in form and substance satisfactory to Buyer.

         6.5 PROPERTY. All of Seller's real and personal property shall be in good operating condition, structurally sound and in good repair.

         6.6 APPROVAL. The board of directors and shareholders of Seller shall have approved Seller entering into this Agreement and the consummation of the transactions contemplated hereby. The board of directors of Buyer shall have approved Buyer entering into this Agreement and consummation of the transactions contemplated hereby.

         6.7 LITIGATION. There shall not have been instituted, pending or threatened against Seller or Pick, any suit, action or other proceeding by any private party or governmental agency, commission, bureau or body seeking to restrain or prohibit any of the transactions contemplated by this Agreement.

         6.8 ACCRUED EXPENSES AND CONTINGENT LIABILITIES. Seller shall have resolved, in a manner satisfactory to Buyer in its sole and absolute discretion, any issues relating to the accrued expenses and contingent liabilities of Seller.

         6.9 NONCOMPETITION AGREEMENTS. Buyer, Seller, and Pick shall have entered into Noncompetition Agreements prohibiting the Seller and Pick from competing with Buyer, for a five year period from the effective date of this Agreement (up to and including May 15, 2003) or, if later, for a five year period from the termination date of any employment or consulting on behalf of Buyer, within the State of Illinois.

         In addition, Paul Hermes and Larry Gillespie, who are key employees of Seller, shall have entered into Noncompetition Agreements prohibiting them from competing with Buyer for a one year period from the effective date of this Agreement (up to and including May 15, 1999), or, if later, for a one year period from the termination date of any employment or consulting on behalf of Buyer, within the State of Illinois.

         6.10 DELIVERIES. Seller and Pick shall have delivered or caused delivery of the items set forth in Section 2.2 hereof.

         6.11 REPRESENTATIONS AND WARRANTIES. Each representation and warranty of Seller and Pick contained in this Agreement shall be true and correct both at the date on which this Agreement is signed and at and as of the Closing Date as if made anew at and as of such time.

         6.12 OPINION OF SELLER'S COUNSEL. Buyer shall have received an opinion from counsel of Seller dated as of the Closing Date and in substantially the form attached as EXHIBIT I hereto.

7. CONDITIONS PRECEDENT TO SELLER'S AND PICK'S OBLIGATION TO CLOSE. Seller's and Pick's obligation to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to Closing, of each of the following conditions precedent (any or all of which may be waived in writing, in whole or in part, by Seller or Pick):

         7.1 PERFORMANCE OF OBLIGATIONS. Buyer shall have performed all of its obligations and complied with all of its covenants required to be performed or to be complied with by it under this Agreement on or prior to the Closing Date.

         7.2 REPRESENTATIONS AND WARRANTIES. Each representation and warranty of Buyer contained in this Agreement shall be true and correct both at the date on which this Agreement is signed and at and as of the Closing Date as if made at and as of such time.

         7.3 DELIVERIES. Buyer shall have delivered or caused delivery of the items set forth in Section 2.3 of this Agreement.

         7.4 OPINION OF BUYER'S COUNSEL. Buyer shall have delivered an opinion of Buyer's counsel dated as of the Closing date and substantially in the form attached as Exhibit K to this Agreement.

8. CERTAIN ADDITIONAL COVENANTS OF SELLER. Seller and Pick covenant and agree with Buyer as follows:

         8.1 CONDUCT AND TRANSACTIONS PRIOR TO CLOSING. From and after the date of this Agreement until the Closing Date, except to the extent contemplated by this Agreement or otherwise consented to in writing by Buyer:

         (a) Seller shall operate its business in the same manner as presently conducted and only in the ordinary and usual course and consistent with past practice, and will use all reasonable efforts to preserve intact its present business organization and to keep available the services of all employees, representatives and agents. Seller shall use all reasonable efforts, consistent with its past practices, to promote its business and shall not take or omit to take any action which causes, or which is likely to cause, any deterioration of their present business or relationships with suppliers or customers.

         (b) Seller will maintain all of its properties and assets, tangible or intangible, in substantially the same condition and repair as such properties and assets are maintained as of the date hereof, ordinary wear and tear excepted, and shall take all reasonable steps necessary to maintain and protect its intangible assets. Seller shall not sell, lease or otherwise dispose of any of its assets except in the ordinary course of business consistent with past practice.

         (c) Without the prior written consent of Buyer, Seller shall not grant any salary increase to any employee, or enter into any new or amend or alter any existing employment agreement or bonus, incentive compensation, medical reimbursement, life insurance, deferred compensation, profit sharing, retirement, pension, stock option, group insurance, death benefit or other fringe benefit plans or other arrangements for its employees.

         (d) Seller shall keep its properties and business insured to the same extent as insured on the date hereof.

         (e) Seller shall not take any action or omit to take any action that could cause (with or without the giving of notice or the passage of time or both) the breach, default, acceleration, amendment, termination or waiver of or under any Material Agreement or the imposition of any lien, encumbrance, mortgage or other claim or charge against the Assets.

         (f) Seller will maintain its books, accounts and records in accordance with good business practice and generally accepted accounting principles consistently applied.

         (g) Neither Seller nor Pick shall take any action that would cause their representations and warranties set forth herein not to be true and correct at and as of the Closing Date as if made at and as of such time.

         (h) Seller shall not declare, set aside or pay any dividend or make any distribution with respect its capital stock or redeem, purchase, or otherwise acquire any of its capital stock.

         (i) Seller and Pick will use their best efforts to obtain the approvals referred to in Section 6.2 hereto.

         (j) Seller shall assume responsibility for the payment of all Federal and State income tax liabilities incurred through the Closing Date.

         (k) In the event that Buyer desires to use and retain the benefit of Seller's unemployment insurance rating with respect to any employees of Seller whom Buyer desires to employ, Seller and Pick shall cooperate with Buyer with respect to the taking of any actions which may reasonably be necessary to effectuate or facilitate the transfer of such rating and to allow Buyer to retain the full benefit thereof.

         (l) Neither Seller nor Pick shall otherwise engage in any practice, take any action or enter into any transaction of the sort described in Section
3.6 of this Agreement.


         8.2 POST-CLOSING COVENANTS.

         (a) For a period of Two (2) Years subsequent to the Closing, Seller and Pick covenant and agree to provide to Buyer or Buyer's auditors prompt access to Seller's books, files, records, and financial information; to cause any of Seller's accountants, attorneys, agents, employees, or representatives to provide to Buyer or Buyer's auditors prompt access to records, books, files, and financial information of Seller; and to provide such other prompt cooperation as may be necessary for Buyer or Buyer's auditors to prepare, at Buyer's cost, such financial statements of Seller as may be necessary or desirable in the conduct of Buyer's business, including but not limited to such financial statements or opinions as may be necessary in any required filings with the Securities and Exchange Commission.

         (b) Seller and Pick covenant and agree, at their sole cost and expense, to pay, within two weeks of the Closing Date, all accrued vacation pay due and owing to any of Seller's employees as of the Closing Date.

         (c) Seller and Pick covenant and agree, at their sole cost and expense, to notify Buyer, for a period of twelve (12) months after the Closing Date, of any Worker's Compensation Claims reported to Seller or Carrier.

         (d) Seller and Pick covenant and agree with Buyer, its successors and assigns, that they will do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, any and all such further acts, instruments, papers and documents as may be necessary to carry out and effectuate the intent and purposes of this Agreement.

         (e) Buyer covenants and agrees with Seller and Pick to allow Seller and Pick, for the purpose of preparing and generating necessary business documents and reports relating to Seller, reasonable access to Seller's software and data currently maintained on the computer hardware facilities previously owned by Seller, up to and including April 1, 1999. However, Buyer shall not be liable for the loss, corruption, damage, or destruction of any of such software or data, and Buyer undertakes no responsibility with respect to the operation, maintenance, or condition of Seller's software or data, or with respect to the computer hardware facilities on which such software or data of Seller is stored or maintained. Seller and Pick hereby release Buyer from any liability with respect to damage, loss, corruption, or destruction of said software, data, and computer hardware, including without limitation any damage, loss, corruption, or destruction occurring as the result of a negligent, willful, wanton, malicious, or criminal act of Buyer or any agent of Buyer.

         (f) Each party hereby covenants and agrees that it shall promptly transmit to the other party, together with appropriate supporting documentation, any payment received by that party on an account receivable owned by the other party pursuant to this Asset Purchase Agreement and related documents.

9.       MISCELLANEOUS.

         9.1 ENTIRE AGREEMENT. This Agreement and the Exhibits and Schedules to this Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior negotiations, understandings, agreements, arrangements and understandings, both oral and written, between the parties hereto with respect to such subject matter. The Exhibits and Schedules to this Agreement are incorporated into and constitute part of this Agreement.

         9.2 AMENDMENT. This Agreement may not be amended or modified in any respect, except by the mutual written agreement of the parties hereto.

         9.3 NO THIRD PARTY BENEFICIARY. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person, firm, corporation, partnership, association or other entity, other than the parties hereto and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

         9.4 SURVIVABILITY. Notwithstanding any investigation made by or on behalf of any party to this Agreement, the representations and warranties made under and in connection with this Agreement shall be true and correct on and as of the Closing Date with the same effect as if made on and as of such date and shall survive the Closing and consummation of all the transactions contemplated hereby.

         9.5 WAIVERS AND REMEDIES. The waiver by any of the parties hereto of any other party's prompt and complete performance, or breach or violation, of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation, and the waiver by any of the parties hereto to exercise any right or remedy which it may possess hereunder shall not operate nor be construed as a bar to the exercise of such right or remedy by such party upon the occurrence of any subsequent breach or violation.

         9.6 SEVERABILITY. The invalidity of any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part hereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall be declared invalid by a court of competent jurisdiction, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, section or sections, or subsection or subsections had not been inserted.

         9.7 DESCRIPTIVE HEADINGS/RECITALS. Descriptive headings contained herein are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement. The recitals are incorporated into and made a part of this Agreement.

         9.8 COUNTERPARTS AND FACSIMILE SIGNATURES. This Agreement may be executed in counterparts by the separate parties hereto, all of which shall be deemed to be one and the same instrument. Facsimile signatures shall have the same effect as original signatures.

         9.9 NOTICES. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed to have been duly given: (i) when delivered by hand; (ii) when delivered by facsimile (if written confirmation of receipt of the facsimile is obtained from the party to be charged with notice);
(iii) five (5) days after being deposited in the United States mail by registered or certified mail, return receipt requested, postage prepaid; or (iv) on the second business day after being sent (prepaid for next day delivery), via Federal Express, United Parcel Service, DHL or other nationally recognized delivery service, as follows:

                  If to Seller or to Pick:

                  Resource Dimensions, Inc.
                  310 W. Roosevelt Road
                  Lombard, IL 60148

                  With a copy to:

                  Laser, Pokorny, Schwartz, Friedman & Economos
                  205 N. Michigan Avenue
                  Suite 3800
                  Chicago, Illinois 60601
                  Attention:  Bruce M. Friedman
                  Fax: (312) 540-0610

                  Kenneth Solomon
                  Mega Capital Corporation
                  18 S. Michigan
                  Chicago, Illinois 60603
                  Fax: (312) 419-1390

                  If to Buyer:

                  OutSource International of America, Inc.
                  1144 East Newport Center Drive
                  Deerfield Beach, Florida  33442
                  Attention: Chief Executive Officer
                  Phone: (954) 418-6200
                  Fax: (954) 418-3365

                  With copies to:
                  Brian M. Nugent, Esquire
                  Vice President and General Counsel
                  OutSource International, Inc.
                  Deerfield Beach, Florida  33442
                  Phone: (954) 418-6580

                              and

                  John C. Lovett, Esquire
                  Katz, Kutter, Haigler, Alderman, et al.
                  106 East College Avenue
                  Suite 1200
                  Tallahassee, Florida 32301
                  Phone: (850) 224-9634
or to such other address as any party hereto may from time to time designate in writing delivered in a like manner.

         9.9 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. None of the parties hereto shall assign any of its rights or obligations hereunder without the express written consent of the other party hereto.

         9.11 APPLICABLE LAW. This Agreement shall be governed by, and shall be construed, interpreted and enforced in Accordance with, the laws of the State of Florida.

         9.12 BROKERS AND AGENTS. Seller acknowledges that it has retained R.A. Cohen as an agent with respect to the transactions contemplated by this Agreement and is solely responsible for the payment of all the fees and expense of said agent. Buyer has not retained any agent or broker with respect to the transaction contemplated pursuant to this Agreement. Seller and Pick agree to indemnify Buyer with respect to any claims made by any third party claiming a brokerage fee or commission arising out of the transaction contemplated by this Agreement from Buyer.

         9.13 EXPENSES. Except as otherwise provided herein, each of the parties hereto agrees to pay all of the respective expenses incurred by it in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including accountants' and attorneys' fees.

         9.14 CONFIDENTIALITY. No party hereto shall divulge the existence of the terms of this Agreement, the transactions contemplated hereby or any information about another party that such party may have acquired in connection with the transaction, without the prior written approval of all of the parties hereto, except and as to the extent: (i) obligated by law, or (ii) necessary for such party to defend or prosecute any litigation in connection with the transactions contemplated hereby. The parties hereto acknowledge that any breach of the foregoing will give rise to irreparable injury that is not compensable in damages and agree that any party may seek and obtain equitable relief in the form of specific enforcement, temporary restraining order, temporary or permanent injunction, or any other equitable remedy that may then be available to such party against the breach or threatened breach of such covenants, in addition to any other legal remedies which may be available. In addition to the foregoing, the confidentiality obligations set forth in Paragraph 9 (including subparts a. through j.) of the April 8, 1998 letter of intent between the parties are expressly incorporated herein, and, irrespective of any other provision of this Agreement, shall survive the execution of this Agreement

         9.15 CERTAIN INTERPRETATIONS. Words such as "herein," "hereof," "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular Section or subsection of this Agreement. The word "material" as used in this Agreement shall mean a deviation of more than five (5%) percent.

         9.16 CONSENT TO JURISDICTION. The parties to this Agreement agree that any claim, suit, action or proceeding, brought by any party, arising out of or relating to this Agreement or the transactions contemplated hereby shall be submitted for adjudication exclusively in any Florida state or federal court sitting in Broward County, Florida, and each of the parties hereto expressly agrees to be bound by such selection of jurisdiction and venue for purposes of such adjudication. Each party: (i) waives any objection which it may have that such court is not a convenient forum for any such adjudication; (ii) agrees and consents to the personal jurisdiction of such court with respect to any claim or dispute arising out of or relating to this Agreement or the transactions contemplated hereby; and (iii) agrees that process issued out of such court or in accordance with the rules of practice of such court shall be properly served if served personally or served by certified mail or other form of substituted service, as provided under the rules of practice of such court. In the event of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby the prevailing party thereunder shall be entitled to recover reasonable attorneys' and paralegals' fees (for negotiations, trials, appeals and collection efforts) and costs incurred in connection therewith in addition to any other relief to which such party may be entitled. The prevailing party shall be the party that prevails on its claim whether or not an award or judgement is entered in its favor.

         9.17 EQUITABLE RELIEF. The parties hereto acknowledge and agree that any party's remedy at law for any breach or threatened breach of this Agreement which relates to requiring that the breaching party take any action or refrain from taking any action, would be inadequate and such breach or threatened breach shall be per se deemed as causing irreparable harm to such party. Therefore, in the event of such breach or threatened breach, the parties hereto agree that in addition to any available remedy at law, including but not limited to monetary damages, an aggrieved party shall be entitled to obtain equitable relief in the form of specific enforcement, temporary restraining order, temporary permanent injunction, or any other equitable remedy that may then be available to the aggrieved party.

         9.18. TERMINATION. The parties may terminate this agreement under the following circumstances: (a) Buyer, Seller, and Pick may terminate this Agreement by written consent of all of the parties at any time prior to the Closing; (b) Buyer may terminate this Agreement by giving written notice to the Seller and Pick on or before May 25, 1998 if Buyer is not satisfied with the results of its continuing business, legal and accounting due diligence review of the Seller and the Business; (c) Buyer may terminate this Agreement by giving written notice to Seller and Pick at any time prior to the Closing (A) if Seller or Pick has breached any representation, warranty or covenant contained in this Agreement in any material respect, Buyer has notified the Seller and Pick of the breach, and (if curable) the breach has continued without cure for a period of ten days after the notice of breach, or (B) if the Closing shall not have occurred on or before , 1998, by reason of the failure of any condition precedent under Section 6 hereof to have been satisfied by such date (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement ); and (d) Seller and Pick may terminate this Agreement by giving written notice, executed by Seller and Pick, to Buyer at any time prior to the Closing (A) if Buyer has breached any representation, warranty or covenant contained in this Agreement in any material respect, the Seller and Pick have notified Buyer of the breach, and (if curable) the breach has continued without cure for a period of ten days after the notice of breach, or
(B) the Closing shall not have occurred on or before , 1998, by reason of the failure of any condition precedent under Section 7 hereof to have been satisfied by such date (unless the failure results primarily from Seller or Pick breaching any representation, warranty or covenant contained in this Agreement). If any party terminates this Agreement pursuant to this Section 9.18, all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party (except for any liability of any party then in breach).

                  IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

                                             BUYER:

Witness:                                     OutSource International
                                             of America, Inc.

/S/ MICHELE GRABASCH                         By: /S/ DAVID SPARKMAN
--------------------------                       ------------------------------
                                             Name: DAVID SPARKMAN
                                                   ----------------------------
                                             Title: ZONE VICE-PRESIDENT
                                                    ---------------------------

                                             SELLER:

Witness:

                                             Resource Dimensions, Inc.

/S/ MICHELE MORRIS-SAKALICK                  By: /S/ EARL M. PICK
-----------------------------                    ------------------------------
                                                 Earl M. Pick, President


                                             PICK:

                                             /S/ EARL M. PICK
                                             ----------------------------------
                                                 Earl M. Pick